UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 6, 2009
CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
550 West Main Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)
(209) 725-2200
(Company’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.
On Friday, February 6, 2009, County Bank (the “Bank”), the wholly-owned subsidiary and principal asset of Capital Corp of the West (the “Company”), was closed by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank. The FDIC entered into a purchase and assumption agreement with Westamerica Bank, San Rafael, California, to assume all of the deposits of County Bank. The Company’s principal asset is the common stock that it owns in County Bank, and, as a result of the closure of County Bank, the Company has very limited remaining tangible assets, and its liabilities are substantially greater than the value of those assets. As the owner of all of the capital stock of County Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of County Bank or its assets by the FDIC. However, the Company believes it will not realize any recovery.
A complete copy of the press release issued by the FDIC regarding the closing can be found on the Internet at http://www.fdic.gov/news/news/press/2009/pr09019.html.
Item 8.01. Other Events.
Based on the Company’s current financial condition, the board of directors of the Company has retained special counsel to evaluate the Company’s options for winding down the affairs of the Company. The alternatives under consideration include filing a voluntary petition seeking relief under the Bankruptcy Code.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West (Company)
Dated: February 9, 2009	By:	/s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer

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